Filed Pursuant to Rule 433

Free Writing Prospectus dated May 23, 2023

Relating to Preliminary Prospectus Supplement dated May 23, 2023 and

Prospectus dated April 18, 2023

Registration No. 333-271325

Lockheed Martin Corporation

Pricing Term Sheet

May 23, 2023

	4.450% Notes due 2028	4.750% Notes due 2034	5.200% Notes due 2055

Issuer:	Lockheed Martin Corporation
Security Type:	Senior Unsecured
Trade Date:	May 23, 2023
Settlement Date (T+2):	May 25, 2023
Interest Payment Dates:	May 15 and November 15, beginning on November 15, 2023	February 15 and August 15, beginning on August 15, 2023	February 15 and August 15, beginning on August 15, 2023
Expected Ratings*:	A3 / A- / A-
Principal Amount:	$500,000,000	$850,000,000	$650,000,000
Maturity:	May 15, 2028	February 15, 2034	February 15, 2055
Coupon:	4.450% per annum, accruing from May 25, 2023	4.750% per annum, accruing from May 25, 2023	5.200% per annum, accruing from May 25, 2023
Price to Public:	99.820% of principal amount, plus accrued interest, if any, from May 25, 2023	99.674% of principal amount, plus accrued interest, if any, from May 25, 2023	99.240% of principal amount, plus accrued interest, if any, from May 25, 2023
Yield to Maturity:	4.491%	4.790%	5.250%
Spread to Benchmark Treasury:	+75 basis points	+110 basis points	+130 basis points
Benchmark Treasury:	3.500% due April 30, 2028	3.375% due May 15, 2033	3.625% due February 15, 2053
Benchmark Treasury Price and Yield:	98-29+ / 3.741%	97-12+ / 3.690%	94-11 / 3.950%
Optional Redemption:

Prior to April 15, 2028 (one month prior to the maturity date), callable at the greater of (a) the make-whole price of T+15 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date

Callable at par on or after April 15, 2028

Prior to November 15, 2033 (three months prior to the maturity date), callable at the greater of (a) the make-whole price of T+20 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date

Callable at par on or after November 15, 2033

Prior to August 15, 2054 (six months prior to the maturity date), callable at the greater of (a) the make-whole price of T+20 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date

Callable at par on or after August 15, 2054

CUSIP:	539830 BZ1	539830 CA5	539830 CB3
ISIN:	US539830BZ19	US539830CA58	US539830CB32
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Senior Joint Lead Managers:	Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC
Joint Lead Managers:	BNY Mellon Capital Markets, LLC Lloyds Securities Inc. PNC Capital Markets LLC RBC Capital Markets, LLC TD Securities (USA) LLC UniCredit Capital Markets LLC U.S. Bancorp Investments, Inc.
Senior Co-Managers:	ANZ Securities, Inc. Fifth Third Securities, Inc.
Co-Managers:

Academy Securities, Inc.

Bancroft Capital, LLC

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

Mischler Financial Group, Inc.

Penserra Securities LLC

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC that are incorporated by reference in the prospectus for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at +1 (800) 831-9146, Barclays Capital Inc. toll free at +1 (888) 603-5847 or Credit Agricole Securities (USA) Inc. toll free at +1 (866) 807-6030.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Lockheed Martin Corporation on May 23, 2023 relating to its prospectus dated April 18, 2023.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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